U.S. BANKRUPTCY COURT
                                                      NORTHERN DISTRICT OF TEXAS
                                                                ENTERED
                                                        TWANA C. MARSHAL, CLERK
                                                           THE DATE OF ENTRY
                                                       IS ON THE COURT'S DOCKET


6-20-03                                   /s/_H. Dewayne Hale___________
                                              H. Dewayne Hale
                                              U.S. Bankruptcy Judge

                      IN THE UNITED STATES BANKRUPTCY COURT
                       FOR THE NORTHERN DISTRICT OF TEXAS
                                 DALLAS DIVISION

                                   IN RE: ss.
                          ss. CASE NO. 03-32040-HDH-11
                              MSU DEVICES INC. ss.
                                ss. (Chapter 11)
                                   DEBTOR ss.

                 ORDER CONFIRMING AMENDED PLAN OF REORGANIZATION

     Came on to be considered this 16th day of June, 2003, the Amended Plan of Reorganization, filed by MSU Devices, Inc. (the "Debtor") on May 9, 2003 (the "Plan"). The Court, after noting that the Plan and its Disclosure Statement have been transmitted to creditors and parties-in-interest and notice having been given to equity and security holders, and in accordance with this Court's entry of its findings of fact and conclusions of law in support of this Order, holds that the requirements for confirmation set forth in 11 U.S.C. ss. 1129 have been satisfied.

     IT IS THEREFORE:

     ORDERED that the Plan is confirmed and that all filing deadlines contained therein are approved; and it is further

     ORDERED that the objection to confirmation of the Plan if not withdrawn or settled before the entry of this Order shall be, and hereby is, overruled and denied; and it is further

     ORDERED that any applicable governmental unit, be it federal, state, local or foreign is hereby directed to accept any and all documents and instruments necessary or appropriate to effectuate, implement or consummate the transactions contemplated by the Plan and this Order. It is further

     ORDERED that all approvals and consents of shareholders, officers and/or directors of the Debtor under applicable State law, as may be necessary to implement and carry out the Plan, the transactions contemplated thereby and the actions authorized by this Order be, and they hereby are, deemed to be, made or done; and it is further

     ORDERED that all such actions taken or required to be taken pursuant to the Plan shall be deemed to be authorized and approved by this Court and shall be deemed effective pursuant to applicable law and without any requirement or further action by shareholders or directors of the Debtor. It is further

     ORDERED that, based upon the record before the Court, the Debtor and each of its respective current directors, officers, employees, shareholders, representatives, members, attorneys, accountants, professionals and other advisors have acted, and are hereby deemed to have acted, in "good faith" within the meaning of Section 1125(e) of the Bankruptcy Code with respect to all of their activities relating to the solicitation of acceptances for the Plan; and it is further

     ORDERED, that all shares to be issued pursuant to the Plan to creditors or holders of administrative claims will be issued pursuant to the exemption from the registration requirements of the Securities Act of 1933, as amended, or any other applicable federal, state or local law requiring registration, as provided by section 1145 of the Bankruptcy Code. All shares issued, regardless of their qualification under Section 1145, shall comply with the requirements set forth in the Plan It is further

     ORDERED that except as provided in the Plan, as of the Effective Date, all entities that have held, currently hold, or may hold a Claim or other debt or liability against the Debtor or an interest or other right of an equity security holder in the Debtor are permanently enjoined from taking any of the following actions on account of any such Claims, debts, liabilities or interests: (1) commencing or continuing in any manner any action or other proceedings against the Debtor or the Debtor's property; (2) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order against the Debtor or the Debtor's property; (3) creating, perfecting or enforcing any lien or encumbrance against the Debtor or the Debtor's property; (4) asserting against the Debtor or the Debtor's property a set off, right or claim of subordination or recoupment of any kind against any debt, liability or obligation due to the Debtor; and (5) commencing or continuing any action, in any manner, in any place that does not comply with or is inconsistent with the provisions of the Plan. It is further

     ORDERED that in order to enforce and make effective the prohibitions in the Debtor's bylaws as set forth in the Plan: a) all holders of Claims are enjoined from transferring their claims to any entity of any sort for any purpose, without first securing the approval of the board of directors of the Debtor in order that the Debtor can assure that such transfer of any such claim, prior to the Plan Closing Date, does not affect the Debtor's ability to preserve its Net Operating Losses for purposes of offsetting such losses against the Debtor's otherwise taxable post petition income in the future; and b) any securities issued under the Plan will bear a restriction, in addition to any necessary restriction under applicable securities laws, that restrict the shares of holders of five percent (5%) or more from being sold or otherwise disposed of for two years from the Plan Distribution Date, without the unanimous approval of the Board of Directors of the Debtor so that the Debtor may preserve its net operating losses for purposes of offsetting such losses against the Debtor's otherwise taxable post confirmation income. It is further

     ORDERED, that the Court will conduct a post-confirmation status conference on October 23, 2003, at 9:00 a.m., 14th floor, 1100 Commerce, Dallas, Texas, 75242 to determine whether the Debtors have complied with the provisions of this Order. SO ORDERED

                           # # # End of Document # # #

Submitted by:

E. P. Keiffer
SBN: 11181700
HANCE SCARBOROUGH WRIGHT
GINSBERG & BRUSILOW, LLP
The Elm Place Building
1401 Elm Street, Suite 4750
Dallas, TX  75202
Phone: (214) 651-6500
Fax:     (214) 744-2615
E Mail:  pkeiffer@hswgb.com
         ------------------

ATTORNEYS FOR MSU DEVICES, INC.